Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Pre-Effective Amendment to Registration Statement on Form N-2 of our report dated June 24, 2026, relating to the financial statements of Alpha Summit Strategic Alternatives Fund, as of June 5, 2026, and to the references to our firm under the headings “Independent Registered Public Accounting Firm; Legal Counsel” and “Independent Registered Public Accounting Firm” in the Prospectus and under the headings “Independent Registered Public Accounting Firm; Legal Counsel” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Cleveland, Ohio
June 24, 2026